U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 12B-25

                                                   SEC File Number 000-24807
                                                   CUISP Number ------------

                          NOTIFICATION OF LATE FILING


     COMMISSION  FILE  NO.

 [X] FORM 10-K  [ ] FORM 20-F  [ ] FORM 11-K
 [.] FORM 10-Q  [ ] FORM  N-SAR

FOR  PERIOD  ENDED:          December  31,  1999
                             --------------------

 [ ]  TRANSITION  REPORT  ON  FORM  10-K    [ ]  TRANSITION REPORT ON FORM 10-Q
 [ ]  TRANSITION  REPORT  ON  FORM  20-F    [ ]  TRANSITION REPORT ON FORM N-SAR
 [ ]  TRANSITION  REPORT  ON  FORM  11-K


     FOR  THE  TRANSITION  PERIOD  ENDED:

     READ  ATTACHED  INSTRUCTION  SHEET  BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

                                     PART I
                             REGISTRANT INFORMATION


     FULL  NAME  OF  REGISTRANT:          CoreCare Systems, Inc.
                                          ------------------------------------

     FORMER  NAME  IF  APPLICABLE:        N/A
                                          ---

     ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICE  (STREET  AND  NUMBER)
                                          111 N. 49th Street
                                          ---------------------------

     CITY,  STATE  AND  ZIP  CODE:        Philadelphia, PA 19139
                                          ------------------------

                                    PART  II
                          RULES  12B-25  (B)  AND  (C)

IF  THE  SUBJECT  REPORT  COULD  NOT  BE  FILED  WITHOUT  UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE  12B-25(B), THE
FOLLOWING  SHOULD  BE  COMPLETED.    (CHECK  BOX  IF  APPROPRIATE.)

     | (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM | COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;
[X] | (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON | FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE | FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE | PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION | REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE | THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND
     | (C)  THE  ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT  REQUIRED  BY  RULE
     |      12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.

                                    PART  III
                                    NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORM 10-K, 20-F, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED
WITHIN  THE  PRESCRIBED  PERIOD.                 (ATTACH EXTRA SHEETS IF NEEDED)

     Due to the expansion of the Company's business, and the first time filing of a 10KSB, the Company underestimated the time and resources which were required to prepare the filing on a timely basis. The Company now has, and has devoted, sufficient resources to this matter. In addition, as described on the attachment, the Company has discovered that it overaccrued revenues in 1997, and has been working to restate its 1997 financial statements based upon this determination.

                                    PART  IV
                               OTHER  INFORMATION

     (1)      NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION:

Rose S. DiOtavio, President                          215          471-285
------------------------------------------------------------------------------
                   (NAME)                        (AREA CODE)(TELEPHONE NUMBER)

     (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                 [X]     YES     [ ]     NO

     (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                 [ ]     YES     [X]     NO

     IF  SO:    ATTACH  THE  EXPLANATION  OF  THE  ANTICIPATED  CHANGE,  BOTH
NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                             CoreCare Systems, Inc.
                      -----------------------------------
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:  March  31,  2000                      BY:     /s/ Rose S. DiOttavio
       -------------------                           ----------------------
                                                     Rose S. DiOttavio

     INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                   ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, DC 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of the public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange in which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

     5. Electronic filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T.


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